EXHIBIT 10.1

PRIVATE PLACEMENT AGREEMENT

This Private Placement Agreement (this “Agreement”), is made and entered into as of June 8, 2017, by and among Plymouth Industrial REIT, Inc., a Maryland corporation (the “Company”), DOF IV REIT Holdings, LLC, a Delaware limited liability company (“DOF Holdings”), and DOF IV Plymouth PM, LLC, a Delaware limited liability company (“DOF Plymouth” and, together with DOF Holdings, the “Investors”).

RECITALS

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act;

WHEREAS, in anticipation of a potential initial listed public offering by the Company, the Company and Torchlight Investors, LLC (“Torchlight”), an affiliate of the Investors, entered into that certain Letter Agreement, dated as of March 3, 2017 (the “Letter Agreement”), pursuant to which Torchlight agreed: (i) on behalf of DOF Holdings, to exchange (the “Exchange”) the TL Participation (as such term is defined in that certain TL Participation Agreement, dated as of October 17, 2016, by and among DOF Holdings, Plymouth Industrial 20 LLC (“Plymouth 20”) and Plymouth Industrial 20 Financial LLC (“Plymouth Financial”)) for warrants to acquire 250,000 shares of the Company’s common stock (the “Warrants”) pursuant to the terms of the Warrant Agreement described below and (ii) on behalf of DOF Plymouth, to agree to accept payment of $20,000,000 in cash (the “Cash Payment”) and such number of shares of common stock of the Company as determined by dividing $5,000,000 by the price at which the shares of common stock of the Company are being offered to the public pursuant to the Registration Statement (the “Shares”) in full satisfaction of the Redemption Price (as defined in Limited Liability Company Agreement of Plymouth Industrial 20 LLC, as amended in accordance with the terms hereof (the “LLC Agreement”));

WHEREAS, the Company has agreed to enter into a stockholders agreement with the Investors and certain other persons (the “Stockholders Agreement”) to provide the Investors with certain rights associated with the ownership of the Shares and the Warrants, including, without limitation, the right to nominate one member to the Company’s board of directors for so long as the Investors hold a certain percentage of the Company’s capital stock (the “Ownership Rights”); and

WHEREAS, in order to effect the Exchange (including the issuance of the Warrants), the issuance of the Shares and the granting of the Ownership Rights, certain affiliates of the Company and the Investors wish to enter into the Transaction Documents (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Company and the Investors agree as follows:

Section 1.     Transaction Documents.  On or before May 12, 2017 (the “Execution Date”), the Investors shall and the Company shall cause Plymouth 20 and Plymouth Financial to execute and deliver the following documents (collectively, the “Transaction Documents”) to which they are a party; provided, however, that notwithstanding anything to the contrary contained in this Agreement or in the Transaction Documents, the Transaction Documents shall not be effective, shall have no force or effect and no party shall have any right or obligation pursuant to any Transaction Documents unless and until all of the Conditions Precedent are satisfied in full:

(a)       The Exchange Agreement, by and among DOF Holdings, Plymouth 20, Plymouth Financial and the Company, substantially in the form attached hereto as Exhibit A;

(b)       The Warrant Agreement, by and between DOF Holdings and the Company, substantially in the form attached hereto as Exhibit B;

(c)       The Amendment to Limited Liability Company Agreement, by and among Plymouth Financial, DOF Plymouth and the Independent Managers (as defined therein), substantially in the form attached hereto as Exhibit C; and

(d)       The Stockholders Agreement, by and among the Company, DOF Plymouth and DOF Holdings, substantially in the form attached hereto as Exhibit D.

Section 2.     Conditions. Each of the Transaction Documents shall become effective only upon satisfaction of each of the following conditions precedent (the “Conditions Precedent”):

(a)       the Company’s registration statement on Form S-11 (SEC File No. 333-196798) without material amendments after the date hereof has been declared effective by the SEC (the “Registration Statement”);

(b)       the underwriting agreement between the Company and the Underwriters (as defined in the Registration Statement in the form attached hereto as Exhibit E) has become effective (the “Underwriting Agreement”);

(c)       Investors shall have been paid the sum of $20,000,000 in cash;

(d)       The execution and delivery by Plymouth 20 and Plymouth Financial, as applicable, of the following documents in connection with the Mezzanine Loan Agreement, dated as of October 17, 2016, by and between DOF Holdings and Plymouth 20 (the “Mezzanine Loan Agreement”) which reflect:

(1)       certain amendments to that certain Pledge and Security Agreement dated as of October 17, 2016 and related documentation pursuant to which Plymouth Financial pledged its 0.5% membership interest in Plymouth 20 to DOF Holdings, as mezzanine lender, as security for the Obligations (as defined in the Mezzanine Loan Agreement) and the issuance of a new Certificate of Membership Interest to Plymouth Financial (collectively, the “Amended Pledge Documentation”) to reflect the redemption by Plymouth 20 of the 99.5% membership interest in Plymouth 20 held by DOF Plymouth (the “Redemption”), which Amended Pledge Documentation shall be substantially in the form attached hereto as Exhibit F, with such changes thereto requested by Lender (as defined below) or reasonably requested by DOF Holdings; and

(2)       certain modifications to the Mezzanine Loan Agreement, including, without limitation, Sections 1.1, 2.7, 3.1, 8.2 and 10.1 thereof to reflect the terms of the Redemption, the Amended Pledge Documentation and the termination of the TL Participation Interest (as defined in the Mezzanine Loan Agreement), which modifications shall be evidenced by that certain First Amendment to Loan Agreement attached hereto as Exhibit G, with such changes thereto requested by Lender or reasonably requested by DOF Holdings (the “Mezzanine Loan Agreement Amendment”).

(e)       The issuance of an updated UCCPlus Insurance Policy with “date down” endorsement for the Mezzanine Loan which reflects the Amended Pledge Documentation.

(f)       The written approval and consent of Lender (as defined in the Loan Agreement, dated as of October 17, 2016, by and among the Borrower (as defined therein) and American General Life Insurance Company, American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, PA., and The United States Life Insurance Company in the City of New York (the “Mortgage Loan Agreement”)) to the following:

(1)       the Amendment to Limited Liability Company Agreement (and the entering into thereof) and the New Membership Certificate (and the issuance thereof) shall not constitute a recourse event under Section 11.28.1 (xi) of the Mortgage Loan Agreement or an Event of Default under Section 6.1 of the Mortgage Loan Agreement;

(2)       the Amended Pledge Documentation and the Mezzanine Loan Agreement Amendment;

(3)       the termination of the TL Participation Interest;

(4)       in connection with the Redemption and the payment of the Redemption Price:

(A)       the issuance of the Shares to Investors shall not be subject to any of the terms and conditions of the Intercreditor Agreement, dated October 17, 2016, by and between Lender, as mortgage lender, and DOF Holdings, as mezzanine lender (the “Intercreditor Agreement”), including, without limitation, any requirement thereunder that the issuance of the Shares satisfy the Converted Mezzanine Indebtedness Conditions (as defined in the Intercreditor Agreement);

(B)       the period of ownership of Shares by Investors shall at no time constitute an ML Affiliated Borrower Period (as defined in the Intercreditor Agreement);

(C)       the issuance and/or ownership of Shares by Investors shall not constitute a trigger of any obligation or requirement of DOF Holdings, as mezzanine lender, under the Intercreditor Agreement, including Section 6(f)(ii) thereof, to convert the Loan (as defined in the Mezzanine Loan Agreement) into preferred or other equity or collapse or otherwise extinguish the Loan; and

(D)       the payment of the Redemption Price to Investors and such payment shall not constitute a breach of the Intercreditor Agreement, including, without limitation, Section 10 thereof;

(5)       in connection with the Exchange and the issuance of the Warrants:

(A)       the issuance of the Warrants to DOF Holdings shall not constitute collateral securing the Loan and DOF Holdings shall not be subject to any of the terms and conditions of the Intercreditor Agreement with respect to the Warrants (and any exercise thereof), including, without limitation, any requirement thereunder that a conversion of the Warrants to common stock satisfy the Converted Mezzanine Indebtedness Conditions (as defined in Intercreditor Agreement);

(B)       the period of ownership by DOF Holdings of the Warrants or any common stock of Plymouth REIT issued pursuant to an exercise of such Warrants shall at no time constitute an ML Affiliated Borrower Period (as defined in the Intercreditor Agreement);

(C)       the issuance to and/or exercise of the Warrants by DOF Holdings shall not constitute a trigger of any obligation or requirement of DOF Holdings, as mezzanine lender, under the Intercreditor Agreement, including Section 6(f)(ii) thereof, to convert the Loan into preferred or other equity, collapse or otherwise extinguish the Loan; and

(D)       the issuance of the Warrants to DOF Holdings and such issuance (and/or exercise thereof) shall not constitute a breach of the Intercreditor Agreement, including, without limitation, Section 10 thereof;

(6)       the Redemption and the issuance of shares of Plymouth REIT in the Plymouth IPO and the subsequent trading of such shares shall constitute Permitted Transfers satisfying all Transfer Conditions under Section 7.1(C) of the Mortgage Loan Agreement.

(g)       the Warrant Certificate and the Instructions (as such terms are defined in Section 4 of this Agreement) shall have been delivered to DOF Holdings and DOF Plymouth, respectively.

If all of the Conditions Precedent are not satisfied in full on or before June 16, 2017, then the Transaction Documents shall be of no force or effect and each of the Transaction Documents shall be void ab initio and no party shall have any rights or obligations pursuant to the Transaction Documents or the Letter Agreement and all parties shall be restored to the status quo ante and all parties shall have all rights and obligations pursuant to all existing agreements between Investors and the Company and their respective affiliates just as if this Agreement, the Letter Agreement and the Transaction Documents had not been executed.

Section 3.     Redemption Price. The Company hereby agrees to deliver to DOF Plymouth the Cash Payment by wire transfer to an account identified by DOF Plymouth by notice to the Company (pursuant to the terms of Section 7(c) of this Agreement) no later than two (2) business days following the execution of this Agreement and the Shares pursuant to the terms of this Agreement and DOF Plymouth agrees to accept the Cash Payment and the Shares in full and complete satisfaction of the Redemption Price, and the Company and DOF Plymouth hereby agree that effective as of such time as all Conditions Precedent are satisfied in full the Preferred Member’s entire Membership Interest (as such terms are defined in the LLC Agreement) in Plymouth Industrial 20 LLC shall have been redeemed in accordance with the terms of the LLC Agreement.

Section 4.     Issuance of Shares/Warrants.  Immediately upon satisfaction of the Conditions Precedent, the Company shall deliver or cause to be delivered to the Investors the following:

(a)       A Warrant Certificate evidencing the Warrants in the name of DOF Holdings and

(b)       A copy of the Company’s irrevocable instructions (the “Instructions”) to the Company’s transfer agent (the “Transfer Agent”), instructing the Transfer Agent to establish and credit, effective as of the Closing Date, a restricted book entry at the Transfer Agent evidencing the Shares in a segregated account established by the Transfer Agent for the benefit of DOF Plymouth and registered in the name of DOF Plymouth.

Section 5.     Representations and Warranties of Investors.  Each of the Investors hereby individually and severally but not jointly represents and warrants to the Company as follows:

(a)       Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware with the requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions described therein (collectively, the “Transactions”) and otherwise to carry out its obligations hereunder and thereunder. The acquisition by such Investor of the Shares or the Warrants, as applicable, hereunder and the consummation of the Transactions have been duly authorized by all necessary company action on the part of such Investor. This Agreement and the Transaction Documents to which such Investor is a party have been duly executed and delivered by such Investor and, assuming the accuracy of the Company’s representations in Section 6(b) of this Agreement, constitute the valid and binding obligation of such Investor.

(b)       No Public Sale or Distribution. Such Investor is acquiring the Shares or the Warrants, as applicable, for its own account and not with a view toward, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and such Investor does not have a present arrangement to effect any distribution of the Shares or the Warrants, as applicable, to or through any person or entity.

(c)       Investor Status. Such Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Investor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an entity engaged in the business of being a broker dealer. Such Investor is not affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of the FINRA or an entity engaged in the business of being a broker dealer. Such Investor is a resident of the following jurisdiction: Delaware.

(d)       General Solicitation. Such Investor is not acquiring the Shares or the Warrants, as applicable, as a result of any advertisement, article, notice or other communication regarding the Shares or the Warrants, as applicable, published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other general solicitation or general advertisement.

(e)       Experience of Investor. Such Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares or the Warrants, as applicable, and has so evaluated the merits and risks of such investment. Such Investor understands that it must bear the economic risk of this investment in the Shares or the Warrants, as applicable, indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

(f)       Access to Information. Such Investor acknowledges that it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the issuance of the Shares or the Warrants, as applicable, and the merits and risks of investing in the Shares or the Warrants, as applicable, (ii) access to information (other than material non-public information) about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(g)       No Governmental Review. Such Investor understands that no federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the Warrants, as applicable, or the fairness or suitability of the investment in the Shares or the Warrants, as applicable, nor have such authorities passed upon or endorsed the merits of the issuance of the Shares or the Warrants, as applicable.

(h)       No Conflicts. The execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the Transactions will not (i) result in a violation of the organizational documents of such Investor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (ii) and (iii) above, for such that would not adversely affect the ability of such Investor to consummate the transactions contemplated hereby or perform its obligations hereunder.

(i)       Reliance on Exemptions. Such Investor understands that the Shares or the Warrants, as applicable, are being issued to it in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Investor's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein and in the other Transaction Documents in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Shares or Warrants, as applicable.

(j)       Transfer or Resale. Such Investor understands that the Shares or the Warrants, as applicable, have not been and are not being registered under the Securities Act or any state securities law, and may not be offered for sale, sold, assigned or transferred unless done so as permitted by the terms of the Stockholders Agreement or Warrant Agreement, as applicable.

Section 6.     Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Investors as follows:

(a)       Organization and Qualification. The Company and each of Plymouth 20 and Plymouth Financial (each a “Subsidiary” and together the “Subsidiaries”) is an entity duly organized and validly existing and is in good standing under the laws of the jurisdiction of its organization, with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor either Subsidiary is in violation of any of the provisions of its organizational or charter documents. The Company and each Subsidiary is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

(b)       Authorization; Enforcement. The Company and each Subsidiary has the requisite corporate authority to enter into the Transaction Documents to which it is a party and to consummate the Transactions and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which the Company or either Subsidiary is a party and the consummation by them of the Transactions, including, without limitation, the issuance of the Shares and the Warrants, have been duly authorized by all necessary action on the part of the Company and the Subsidiaries and no further consent or action is required by the Company or either Subsidiary. Each of the Transaction Documents to which the Company or either Subsidiary is a party has been (or upon delivery will be) duly executed by the Company and each Subsidiary and is, or when delivered in accordance with the terms hereof, will, assuming the accuracy of the Investors’ representations in Section 5(a) of this Agreement, constitute, the valid and binding obligation of the Company and each Subsidiary, as applicable.

(c)       No Conflicts; Consents. The execution, delivery and performance of the Transaction Documents to which the Company or either Subsidiary is a party, and the consummation by the Company and each Subsidiary, as applicable, of the Transactions, do not, and will not, (i) conflict with or violate any provision of the Company’s or either Subsidiary’s organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or either Subsidiary is a party or by which any property or asset of the Company or either Subsidiary is bound, or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction decree or other restriction of any court or governmental authority to which the Company or either Subsidiary is subject, or by which any property or asset of the Company or either Subsidiary is bound or affected. Neither the Company nor either Subsidiary is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations on the Closing Date under or contemplated by the Transaction Documents, including, without limitation, the issuance of the Shares and the Warrants, in each case in accordance with the terms hereof or thereof.

(d)       The Shares. The Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, except for customary and required restrictions on transfer under federal and state securities laws and will not be subject to preemptive or similar rights of stockholders.

Section 7.     Miscellaneous.

(a)       Entire Agreement. This Agreement, together with the Transaction Documents and the other written agreements currently in place between the Company and the Investors and their respective affiliates, contains the entire agreement among the parties in respect of the subject matter hereof.

(b)       Amendments and Waiver. This Agreement may be amended, modified, superseded or canceled and the terms and conditions hereof may be waived and consent to any departure by any Investor or the Company therefrom may be given, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance, and then such waiver or consent shall be effective only in the specific instance and for the specific purposes for which given. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(c)       Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing (i) sent by electronic mail, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by hand or (iv) delivered by reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 7(c). Any Notice shall be deemed to have been received: (A) if sent by electronic mail, on the date of sending the electronic mail if sent during business hours on a Business Day (otherwise on the next business day), provided that a copy of said Notice is also sent within one (1) business day by one of the methods provided in (ii), (iii) or (iv) above, (B) if sent by registered or certified mail, on the date of delivery or the date of the first attempted delivery, in either case on a Business Day (otherwise on the next Business Day), (C) if delivered by hand, on the date of delivery if delivered during business hours on a Business Day (otherwise on the next Business Day) and (D) if sent by an overnight commercial courier, on the next Business Day in each case addressed to the parties as follows:

If to Investors:

DOF IV REIT Holdings, LLC/DOF IV Plymouth PM, LLC

475 Fifth Avenue

New York, New York 10017

Attention:     Abbey Kosakowski and Gianluca Montalti

E-mail:    akosakowski@torchlightinvestors.com

gmontalti@torchlightinvestors.com

With a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Michael Bond E-mail: michael.bond@weil.com
If to the Company:	Plymouth Industrial REIT, Inc. 260 Franklin Street, 6th Floor Boston, Massachusetts 02110 Attention: Jeffrey E. Witherell Email: jeff.witherell@plymouthrei.com
With a copy to:	Winston & Strawn LLP 2501 N. Harwood Street, 17th Floor Dallas, Texas 75201 Attention: Kenneth L. Betts Email: kbetts@winston.com

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 7(c). Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel.

(d)       Counterparts. This Agreement may be executed in counterparts and by facsimile or “pdf”, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

(e)       Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

(f)       Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

(g)       Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby submits itself, himself or herself for the sole purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the State and Federal Courts of the State of New York, and waive any objection (on the grounds of lack of jurisdiction or forum non conveniens, or otherwise) to the exercise of such jurisdiction over it by such court.

(h)       WAIVER OF JURY TRIAL. IN ANY ENFORCEMENT OF THIS AGREEMENT OR ANY MATTERS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

PLYMOUTH INDUSTRIAL REIT, INC.,

a Maryland corporation

By: /s/ Pendleton P. White, Jr.

Name: Pendleton P. White, Jr.

Title: President

DOF IV REIT HOLDINGS, LLC,

a Delaware limited liability company

By: /s/ Sanford Weintraub

Name: Sanford Weintraub

Title: Authorized Signatory

DOF IV PLYMOUTH PM, LLC,

a Delaware limited liability company

By: /s/ Sanford Weintraub

Name: Sanford Weintraub

Title: Authorized Signatory

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